Amendment to Offer Letter

January 10, 2019

Joe DuFresne,
I am pleased to confirm the following amendments to your original Offer Letter dated November 14, 2017.
The following are the amended terms and conditions effective December 13, 2018:
CURRENT BASE SALARY:    $175,000
NEW BASE SALARY:        $185,000 (effective 1/1/2019)

SEVERANCE:
You will also be eligible (i) severance equal to 12 months base salary upon a termination without cause; or (ii) severance equal to 12 months base salary plus target bonus (as if met 100% of target bonus objectives) for a termination without Cause in connection with a Change of Control (as defined in the 2017 Internap Corporation 2017 Stock Incentive Plan). “Cause” means the occurrence of any of the following: (i) the willful and continued failure by you to substantially perform your material duties to the Company (ii) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Company that are not inconsistent with your position (iii) you have been convicted of, or pleaded nolo contendere to a felony involving moral turpitude, (iv) you have engaged in fraud against the Company or misappropriated Company property or the property of the Company’s Affiliates (other than incidental property) resulting in a material economic or financial injury to the Company or any Affiliate; (v) you materially breach any Company policy, which breach causes (A) financial to the Company or (B) real or potential reputational harm to the Company.

You will continue to be bound by INAP’s terms and conditions including the restrictive covenants previously outlined in your offer agreement, dated November 14, 2017, unless otherwise, previously revised by the Compensation Committee and the Company.

/s/ Joseph DuFresne                    /s/ Peter Aquino
Joseph DuFresne                    Peter Aquino
Vice President of Corporate Development        President & CEO